Exhibit 99.1

OI European Group B.V. Launches Private Offering of €300 million of Senior Notes

PERRYSBURG, Ohio / SCHIEDAM, The Netherlands, March 19, 2013 — OI European Group B.V., an indirect wholly owned subsidiary of Owens-Illinois Group, Inc., today announced that it intends to offer, subject to market and other conditions, €300 million aggregate principal amount of Senior Notes due 2021 (the “Notes”).

OI European Group B.V. expects to use the net proceeds of the offering and cash on hand to redeem its outstanding €300 million 6.875% Senior Notes due 2017.

The Notes and the guarantees thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the Notes will be offered only to qualified institutional buyers and to persons outside the United States in reliance on Rule 144A and Regulation S under the Securities Act, respectively. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. Forward looking statements reflect current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible that future financial performance may differ from expectations due to a variety of risks and other factors such as those described in Owens-Illinois Group, Inc.’ s Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on February 13, 2013. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of Owens-Illinois Group, Inc.’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While Owens-Illinois Group, Inc. continually reviews trends and uncertainties affecting its results of operations and financial condition, Owens-Illinois Group, Inc. does not intend to update any particular forward-looking statements contained in this news release.

SOURCE: Owens-Illinois Group, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Owens-Illinois Group, Inc.’s business which are not historical facts are “forward looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Owens-Illinois Group, Inc.’s Annual Report or Form 10-K for the most recently ended fiscal year.